CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 033-71686 of Separate Account A of Union Security Life Insurance Company of New York on Form N-4, of our report dated April 13, 2012, relating to the statements of assets and liabilities of Separate Account A of Union Security Life Insurance Company of New York as of December 31, 2011, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, in Post-Effective Amendment No. 27 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 13, 2012